Exhibit 99.1
December 6, 2022
Ferguson plc reports first quarter results
CONTINUED EXECUTION DELIVERS STRONG START TO FISCAL YEAR
First quarter highlights
-     Sales growth of 16.6% with 12.7% organic growth on top of strong prior year comparables.
-     Solid gross margin delivery of 30.5%.
-     Cost base well controlled, delivering operating margin of 10.5% (10.9% on an adjusted basis).
-    Diluted earnings per share growth of 18.3% (18.0% on an adjusted basis).
-    Declared quarterly dividend of $0.75, implying an increase of 9% when annualized over the prior year.
-     Completed one acquisition during the quarter and two post-quarter end with aggregate annualized revenues of approximately $270 million.
-    Share repurchases of $366 million during the quarter.
-    Balance sheet remains strong with net debt to adjusted EBITDA of 1.0x.
FY2023 Guidance (unchanged)
•Net sales growth of low single digits driven by market outperformance and completed acquisitions
•Adjusted operating margin of 9.3% to 9.9%
•Interest expense of $170 - $190 million
•Adjusted effective tax rate of approximately 25%
•Capital expenditures of $350 - $400 million
Kevin Murphy, Ferguson CEO, commented “Our associates continued to deliver a strong performance in the first quarter, demonstrating the core strengths of Ferguson. Their focus on taking care of our customers’ complex projects drove strong growth and continued market share gains. At the same time, we appropriately managed costs to position the business for macro economic headwinds. Strong cash generation in the quarter and a strong balance sheet enabled us to continue to invest for organic growth, consolidate our fragmented markets through acquisitions and return capital to shareholders.
“We remain well positioned with balanced exposure to both residential and non-residential end markets and an agile business model. Our financial guidance continues to reflect market outperformance, both organically and from acquisitions, and we remain confident in the fundamental strength of our end markets over the longer term.”

	Three months ended October 31,
US$ (In millions, except per share amounts)	2022		2021		Change
	Reported(1)	Adjusted(2)	Reported(1)	Adjusted(2)	Reported	Adjusted
Net sales	7,931	7,931	6,803	6,803	+16.6%	+16.6%
Gross margin	30.5%	30.5%	31.3%	31.3%	(80) bps	(80) bps
Operating profit	831	864	739	767	+12.4%	+12.6%
Operating margin	10.5%	10.9%	10.9%	11.3%	(40) bps	(40) bps
Earnings per share - diluted	2.84	2.95	2.40	2.50	+18.3%	+18.0%
Adjusted EBITDA		912		814		+12.0%
Net debt(2) : Adjusted EBITDA		1.0x		0.6x
(1) The results are presented in accordance with U.S. GAAP on a continuing operations basis.
(2) The Company uses certain non-GAAP measures, which are not defined or specified under U.S. GAAP. See the section titled “Non-GAAP Reconciliations and Supplementary Information.”
Summary of financial results
First quarter
Net sales of $7,931 million were 16.6% ahead of last year, with growth rates slowing through the period as expected. Organic revenue growth was 12.7% with a further 2.7% contribution from acquisitions and 1.5% from an additional sales day, partially offset by a 0.3% adverse impact from foreign exchange rates. Inflation in the first quarter was approximately 15%.
Gross margins of 30.5% were 80 basis points lower than last year driven primarily by strong prior year comparables, during a period of rapid commodity price inflation and acute supply chain disruption. Operating expenses continued to be well controlled, improving 40 basis points as a percentage of sales which partially offset the gross margin decline, limiting operating margin compression to 40 basis points on a reported and adjusted basis. We remain focused on productivity and efficiencies while investing in our talented associates, supply chain capabilities and digital tools.
Reported operating profit was $831 million, 12.4% ahead of last year. Adjusted operating profit of $864 million, increased 12.6% compared to last year.
Reported diluted earnings per share was $2.84 (Q1 FY2022: $2.40), an increase of 18.3%, and adjusted diluted earnings per share of $2.95 increased 18.0% with the increase due to the strength of the operating profit performance in the quarter and the lower share count from share repurchases.
USA - first quarter
The US business grew net sales by 17.4%, driven by 13.0% organic growth with a further 2.9% from acquisitions and 1.5% from an additional sales day.
Residential end markets, which comprise just over half of US revenue, held up well during the quarter. New residential housing start and permit activity has eased but RMI work has remained more resilient. Overall, residential revenue grew by approximately 15% in the first quarter.
Non-residential end markets, representing just under half of US revenue, experienced continued robust growth. Non-residential revenue grew by approximately 20% in the first quarter.

Adjusted operating profit of $845 million was 12.4% or $93 million ahead of last year.
We completed one acquisition during the quarter that comprised several locations of Monark Premium Appliance, a distributor of high end appliances serving builders, designers, developers and homeowners. Subsequent to the quarter end we acquired Airefco, a leading regional HVAC distributor serving customers in the Pacific Northwest across 11 locations and Guarino Distributing Company, an HVAC distributor operating in Louisiana and Mississippi. In aggregate these three businesses generate annualized revenues of approximately $270 million.
Canada - first quarter
Net sales grew by 3.6%, with organic revenue growth of 8.2% and a further 1.5% from an additional sales day, offset by 6.1% due to the adverse impact of foreign exchange rates. Similar to the US segment, non-residential markets have been more resilient than residential markets. Adjusted operating profit of $33 million compressed by $1 million, including a $2 million adverse impact from foreign exchange rates.
Segmental overview

	Three months ended October 31,
US$ (In millions)	2022	2021	Change
Net sales:
USA	7,532	6,418	17.4%
Canada	399	385	3.6%
Total net sales	7,931	6,803	16.6%

Adjusted operating profit:
USA	845	752	12.4%
Canada	33	34	(2.9)%
Central and other costs	(14)	(19)
Total adjusted operating profit	864	767	12.6%
Financial position
Net debt at October 31, 2022 was $3.2 billion and during the quarter we completed share repurchases of $366 million, leaving approximately $0.6 billion remaining under our current share repurchase program.
We have declared a quarterly dividend of $0.75, having transitioned from a semi-annual distribution schedule. This implies a 9% increase, as compared to a quarter of the prior year’s total dividend, and will be paid on February 3, 2023 to shareholders on the register as of December 16, 2022.
We increased liquidity by $800 million during the quarter through a series of financing transactions that included a new $500 million syndicated three-year term loan credit facility, maturing in October 2025.
There have been no other significant changes to the financial position of the Company.

For further information please contact

Ferguson
Brian Lantz, Vice President IR and Communications	Mobile:	+1 224 285 2410
Pete Kennedy, Director of Investor Relations	Mobile:	+1 757 603 0111

Media inquiries
John Pappas, Director of Financial Communications	Mobile:	+1 484 790 2727
Investor conference call and webcast
A call with Kevin Murphy, CEO and Bill Brundage, CFO will commence at 8:30 a.m. ET (1:30 p.m. GMT) today. The call will be recorded and available on our website after the event at www.fergusonplc.com.
Dial in number UK: +44 (0) 20 3936 2999
US: +1 646 664 1960
Ask for the Ferguson call quoting 685226. To access the call via your laptop, tablet or mobile device please go to www.fergusonplc.com. If you have technical difficulties, please click the “Listen by Phone” button on the webcast player and dial the number provided.
About us
Ferguson plc (NYSE: FERG; LSE: FERG) is a leading value-added distributor in North America providing expertise, solutions and products from infrastructure, plumbing and appliances to HVAC, fire, fabrication and more. We exist to make our customers’ complex projects simple, successful and sustainable. Ferguson is headquartered in the U.K., with its operations and associates solely focused on North America and managed from Newport News, Virginia. For more information, please visit www.fergusonplc.com or follow us on LinkedIn https://www.linkedin.com/company/ferguson-enterprises.
Analyst resources
For further information on quarterly financial breakdowns, visit www.fergusonplc.com on the Investors & Media page under Analyst Consensus and Resources.
Provisional financial calendar

Q2 Results for period ending January 31, 2023	March 6, 2023
Timetable for the quarterly dividend
The timetable for payment of the quarterly dividend of $0.75 per share is as follows:
Ex-dividend date:    December 15, 2022
Record date:        December 16, 2022
Payment date:        February 3, 2023
The quarterly dividend is declared in US dollars. Following the additional listing on NYSE of Ferguson plc ordinary shares in March 2021, the default currency for dividends is US dollars. Those shareholders who have not elected to receive the dividend in pounds sterling and who would like to make such an election with respect to the quarterly dividend may do so online by going to Computershare's Investor Center and returning the completed form to the address located in the upper‐right corner of the form. The form is available at www‐us.computershare.com/investor/#home and navigating to Company Info > FERG > GBP Dividend Election and Mandate Form. Please note shareholders who were on the register as at close of business on March 5, 2021 with no alternative currency election in place will have been defaulted to receive dividends in pounds sterling.
The deadline to elect to receive the quarterly dividend in pounds sterling, or to amend an existing election, is 5:00 p.m. ET on January 6, 2023 and any requests should be made in good time ahead of that date.
Cautionary note on forward-looking statements
Certain information included in this announcement is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, projected interest in and ownership of our ordinary shares by domestic US investors, plans and objectives for future capabilities, risks associated with changes in global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, our financial condition and liquidity, legal or regulatory changes, and other statements concerning the success of our business and strategies. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes”, “estimates”, “anticipates”, “expects”, “forecasts”, “guidance”, “intends”, “continues”, “plans”, “projects”, “goal”, “target”, “aim”, “may”, “will”, “would”, “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this announcement are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other factors beyond our control, including any macroeconomic or other consequences of the current conflict in Ukraine; failure to rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, including costs and potential problems associated with new or upgraded information technology systems; decreased demand for our products as a result of operating in highly competitive industries and the impact of declines in the residential and non-residential markets, as well as the repair, maintenance and improvement (“RMI”) and new construction markets; changes in competition, including as a result of market consolidation; failure of a key information technology system or process as well as exposure to fraud or theft resulting from payment-related risks; privacy and protection of sensitive data failures, including failures due to data corruption, cybersecurity incidents or network security breaches; ineffectiveness of or disruption in our domestic or international supply chain or our fulfillment network, including delays in inventory, increased delivery costs or lack of availability; failure to effectively manage and protect our facilities and inventory; unsuccessful execution of our operational strategies; failure to attract, retain and motivate key associates; exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks; inherent risks associated with acquisitions, partnerships, joint ventures and other business combinations, dispositions or strategic transactions; regulatory, product liability and reputational risks and the failure to achieve and maintain a high level of product and service quality; inability to renew leases on favorable terms or at all, as well as any remaining obligations under a lease if we close a facility; changes in, interpretations of, or compliance with tax laws in the United States, the United Kingdom, Switzerland or Canada; our indebtedness and changes in our credit ratings and outlook; fluctuations in foreign currency and product prices (e.g., commodity-priced materials, inflation/deflation); funding risks related to our defined benefit pension plans; legal proceedings as well as failure to comply with domestic and foreign laws and regulations or the occurrence of unforeseen developments such as litigation; risks associated with the relocation of our primary listing to the United States and any volatility in our share price and shareholder base in connection therewith; the costs and risk exposure relating to environmental, social and governance matters; adverse impacts caused by the COVID‐19 pandemic (or related variants); and other risks and uncertainties set forth under the heading “Risk Factors” in our Annual Report on

Form 10-K for the fiscal year ended July 31, 2022 as filed with the Securities and Exchange Commission (“SEC”) on September 27, 2022 and in other filings we make with the SEC in the future.

Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Ferguson plc
Non-GAAP Reconciliations and Supplementary Information
(unaudited)
Non-GAAP items
This announcement contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP measures include adjusted operating profit, adjusted operating margin, adjusted net income, adjusted earnings per share, adjusted earnings per share - diluted, adjusted EBITDA, adjusted effective tax rate, net debt and net debt to adjusted EBITDA ratio. The Company believes that these non-GAAP measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the Board. Such non-GAAP adjustments include: amortization of acquired intangible assets, discrete tax items, business restructuring charges, corporate restructuring charges which includes costs associated with the Company’s listing in the United States, gains or losses on the disposals of businesses which by their nature do not reflect primary operations and certain other items deemed non-recurring in nature and/or that are not a result of the Company’s primary operations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for results reported under U.S. GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with U.S. GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review Company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those described above as non-GAAP adjustments, that may arise in the future.

Summary of Organic Revenue
Management evaluates organic revenue growth as it provides a consistent measure of the change in revenue year-on-year. Organic revenue growth is determined as the growth in total reported revenue excluding the growth (or decline) attributable to currency exchange rate fluctuations, trading days, acquisitions and disposals, divided by the preceding financial year’s revenue at the current year’s exchange rates.
A summary of the Company’s historical revenue and organic revenue growth is below:

	Q1 2023		Q4 2022		Q3 2022		Q2 2022		Q1 2022
	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue
USA	17.4%	13.0%	22.1%	19.8%	23.9%	23.7%	32.6%	29.4%	27.1%	25.2%
Canada	3.6%	8.2%	10.5%	14.2%	8.8%	11.3%	18.7%	13.8%	19.6%	13.9%
Continuing operations	16.6%	12.7%	21.4%	19.5%	23.1%	23.1%	31.8%	28.5%	26.6%	24.5%
For further details regarding organic revenue growth, visit www.fergusonplc.com on the Investors & Media page under Analyst Consensus and Resources.
Reconciliation of Net Income to Adjusted Operating Profit and Adjusted EBITDA

	Three months ended
	October 31,
(In millions)	2022	2021
Net income	$595	$560
Income from discontinued operations (net of tax)	—	(25)
Provision for income taxes	197	176
Interest expense, net	41	27
Other (income) loss	(2)	1
Non-GAAP adjustments(1)	—	1
Amortization of acquired intangibles	33	27
Adjusted Operating Profit	864	767
Depreciation & impairment of PP&E	37	36
Amortization & impairment of non-acquired intangibles	11	11
Adjusted EBITDA	$912	$814

(1) For the three months ended October 31, 2021, corporate restructuring costs related to the incremental costs of the Company’s listing in the United States.

Net Debt : Adjusted EBITDA Reconciliation
To assess the appropriateness of its capital structure, the Company’s principal measure of financial leverage is net debt to adjusted EBITDA. The Company aims to operate with investment grade credit metrics and keep this ratio within one to two times.
Net debt
Net debt comprises bank overdrafts, bank and other loans and derivative financial instruments, excluding lease liabilities, less cash and cash equivalents. Long-term debt is presented net of debt issuance costs.

	As of October 31,
(In millions)	2022	2021
Long-term debt(1)	$3,759	$2,255
Short-term debt(2)(3)	38	1,356
Derivative liabilities (assets)	21	(19)
Cash and cash equivalents(3)	(638)	(2,166)
Net debt	$3,180	$1,426
(1) The increase in long-term debt as of October 31, 2022 primarily reflects the Company’s $1 billion bond financing completed in April 2022, as well as the $500 million in term loans entered into in October 2022, net of other borrowings and repayments since October 2021.
(2) Includes bank overdrafts of $38 million and $1.1 billion as of October 31, 2022 and 2021, respectively.
(3) Bank overdrafts are recorded in equal and offsetting amounts within cash and cash equivalents and other current liabilities in the Company’s Condensed Consolidated Balance Sheet. Such amounts generally relate to the Company’s cash pooling arrangements that are presented on a gross basis.

Adjusted EBITDA (Rolling 12-month)
Adjusted EBITDA is net income before charges/credits relating to depreciation, amortization, impairment and certain non-GAAP adjustments. A rolling 12-month adjusted EBITDA is used in the net debt to adjusted EBITDA ratio to assess the appropriateness of the Company’s financial leverage.

	Twelve months ended
(In millions, except ratios)	October 31,
	2022	2021
Net income	$2,157	$1,697
Loss from discontinued operations (net of tax)	2	152
Provision for income taxes	630	302
Interest expense, net	125	97
Other income	(2)	(9)
Non-GAAP adjustments(1)	16	6
Depreciation and amortization	323	304
Adjusted EBITDA	$3,251	$2,549
Net Debt: Adjusted EBITDA	1.0x	0.6x
(1) For the twelve months ended October 31, 2022 and 2021 , the non-GAAP adjustments primarily related to incremental costs in connection with the Company’s listing in the United States.

Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS

	Three months ended
	October 31,
(In millions, except per share amounts)	2022	2021
Net Income	$595	$560
Income from discontinued operations (net of tax)	—	(25)
Income from continuing operations	595	535
Non-GAAP adjustments(1)	—	1
Amortization of acquired intangibles	33	27
Tax impact of non-GAAP adjustments(2)	(8)	(6)
Adjusted Net Income	$620	$557

Adjusted earnings per share:
Basic	$2.97	$2.52
Diluted	$2.95	$2.50
Weighted average number of shares outstanding:
Basic	208.7	221.4
Diluted	209.8	222.7
(1) For the three months ended October 31, 2021, non-GAAP adjustments related to the incremental costs of the Company’s listing in the United States.
(2) Represents the tax impact of non-GAAP adjustments, primarily the tax impact on the amortization of acquired intangibles.

Ferguson plc
Condensed Consolidated Statements of Earnings
(unaudited)

	Three months ended
	October 31,
(In millions, except per share amounts)	2022	2021
Net sales	$7,931	$6,803
Cost of sales	(5,510)	(4,676)
Gross profit	2,421	2,127
Selling, general and administrative expenses	(1,509)	(1,314)
Depreciation and amortization	(81)	(74)
Operating profit	831	739
Interest expense, net	(41)	(27)
Other income (expense), net	2	(1)
Income before income taxes	792	711
Provision for income taxes	(197)	(176)
Income from continuing operations	595	535
Income from discontinued operations (net of tax)	—	25
Net income	$595	$560

Earnings per share - Basic:
Continuing operations	$2.85	$2.42
Discontinued operations	—	0.11
Total	$2.85	$2.53

Earnings per share - Diluted:
Continuing operations	$2.84	$2.40
Discontinued operations	—	0.11
Total	$2.84	$2.51

Weighted average number of shares outstanding:
Basic	208.7	221.4
Diluted	209.8	222.7

Ferguson plc
Condensed Consolidated Balance Sheets
(unaudited)

	As of
(In millions)	October 31, 2022	July 31, 2022
Assets
Cash and cash equivalents	$638	$771
Accounts receivable, net	3,609	3,610
Inventories	4,233	4,333
Prepaid and other current assets	899	834
Assets held for sale	3	3
Total current assets	9,382	9,551
Property, plant and equipment, net	1,410	1,376
Operating lease right-of-use assets	1,225	1,200
Deferred income taxes, net	196	177
Goodwill	2,042	2,048
Other non-current assets	1,270	1,309
Total assets	$15,525	$15,661

Liabilities and shareholders' equity
Accounts payable	$3,335	$3,607
Other current liabilities	1,760	2,192
Total current liabilities	5,095	5,799
Long-term debt	3,759	3,679
Long-term portion of operating lease liabilities	900	878
Other long-term liabilities	650	640
Total liabilities	10,404	10,996
Total shareholders' equity	5,121	4,665
Total liabilities and shareholders' equity	$15,525	$15,661

Ferguson plc
Condensed Consolidated Statements of Cash Flows
(unaudited)

(In millions)	Three months ended
	October 31,
	2022	2021
Cash flows from operating activities:
Net income	$595	$560
(Income) from discontinued operations	—	(25)
Income from continuing operations	595	535
Depreciation and amortization	81	74
Share-based compensation	13	19
Decrease (increase) in inventories	94	(386)
Increase in receivables and other assets	(56)	(337)
Decrease in accounts payable and other liabilities	(395)	(44)
Other operating activities	169	130
Net cash provided by (used in) operating activities of continuing operations	501	(9)
Net cash used in operating activities of discontinued operations	(3)	—
Net cash provided by (used in) operating activities	498	(9)
Cash flows from investing activities:
Purchase of businesses acquired, net of cash acquired	(5)	(48)
Capital expenditures	(95)	(54)
Other investing activities	(4)	(3)
Net cash used in investing activities of continuing operations	(104)	(105)
Net cash provided by investing activities of discontinued operations	—	25
Net cash used in investing activities	(104)	(80)
Cash flows from financing activities:
Purchase of own shares by Employee Benefit Trusts	—	(43)
Purchase of treasury shares	(366)	(97)
Net change in debt and bank overdrafts	(148)	1,070
Other financing activities	(5)	(4)
Net cash (used in) provided by financing activities	(519)	926
Change in cash, cash equivalents and restricted cash	(125)	837
Effects of exchange rate changes	(8)	(6)
Cash, cash equivalents and restricted cash, beginning of period	785	1,342
Cash, cash equivalents and restricted cash, end of period	$652	$2,173